                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of August 20, 1999, between WARNER CHILCOTT PUBLIC LIMITED COMPANY., a public limited company organized under the laws of Ireland (the "Company"), and Norma
A. Enders ("Executive").

                                    RECITALS

                  WHEREAS Executive is currently employed by the Company as its Senior Vice President, Regulatory Affairs;

                  NOW THEREFORE in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. EMPLOYMENT.

                  (a) The Company hereby agrees to continue to employ Executive as its Senior Vice President, Regulatory Affairs, to render full time services to the Company and to perform such other duties commensurate with such office. During her employment hereunder, Executive shall report to the President/Chief Operating Officer of the Company.

                  (b) Executive hereby accepts such employment and agrees to render the services described above to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner.

                  (c) The duties to be performed by Executive hereunder shall be performed primarily at the U.S. office of the Company at Rockaway Corporate Center, 100 Enterprise Drive, Suite 280, Rockaway, New Jersey 07866, subject to reasonable travel requirements on behalf of the Company.

                  2. TERM OF EMPLOYMENT. The employment period of Executive by the Company shall commence on or before August 20, 1999 and end on December 31, 2002 (the "Initial Term") unless further extended or sooner terminated as hereinafter provided. Executive may terminate her employment during the Initial Term with two months written notice to the Company. Commencing on December 31, 2002, and each December 31 thereafter, the term of Executive's employment shall automatically be extended for one additional year to, respectively, December 31, 2003, and each December 31 thereafter, unless, not later than two months prior to the end of any renewal term, either party hereunder shall have given notice to the other party that it does not wish to extend this Agreement. If the Company gives Executive notice that it does not wish to extend this Agreement during the Initial Term or any renewal term, Executive shall be entitled to the severance


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payments provided in Section 4(d) hereof. As used herein the "Employment Period"
shall refer to the Initial Term and any renewal term of Executive's employment with the Company.

                  3. BASE SALARY AND BENEFITS.

                  (a) During the Employment Period, Executive's base salary shall be $140,000 per annum (the "Base Salary"). The Base Salary shall be subject to adjustment from time to time in accordance with the compensation policies and practices of the Company; however, in no case shall Executive's salary be reduced below $140,000 per annum. The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding.

                  (b) The Company shall reimburse Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses.

                  (c) Executive shall be entitled to participate, on a basis comparable to other key executives of the Company, in any benefit plan, incentive compensation plan, or program of the Company for which key executives are or shall become eligible, including, without limitation, pension, 401(k), life and disability insurance and stock benefits and/or plans.

                  (d) In addition to the Base Salary, Executive shall be eligible to receive an annual cash bonus in a target amount equal to 50% of her then current Base Salary. Such bonus shall be provided on such terms and in such amounts, if any, as the Company may deem appropriate in its sole discretion. It is understood and agreed that for calendar year 1999, Executive's bonus target amount shall be prorated, with eight months of such year at 30% and the remaining four months at the above-referenced 50%.

                  (e) Executive may be awarded, from time to time, additional compensation (such as warrants, stock options, stock appreciation rights, performance shares, restricted stock or unrestricted stock) pursuant to the Company's Incentive Share Option Scheme ("ISOS") or any additional or replacement incentive compensation program established for the key employees of the Company. Any awards under such programs shall be at such levels or in such amounts as the Board of Directors deems, in its sole discretion, appropriate for the position occupied by Executive and her performance therein.

                  (f) Executive shall be entitled to vacation time as set forth in the Company Vacation Policy. Executive shall also be entitled to all paid holidays given by the Company to its key officers.

                  (g) There shall be no material reduction or diminution of the benefits provided in this Section 3, (i) unless Executive shall have given her prior written consent to such reduction or diminution and an equitable arrangement (embodied in an ongoing substitute or alternative benefit


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or plan) has been made with respect to such benefit or plan or (ii) except, in the case of Section 3(c), for across the board benefit reductions similarly affecting all senior management personnel of the Company.


                  4. TERMINATION AND CHANGE OF CONTROL

                  (a) If the Executive shall die during the Employment Period, this Agreement shall terminate effective as of the date of Executive's death, except that Executive's surviving spouse or, if none, her estate, shall be entitled to receive the benefits set forth in Section 4(d) below.

                  (b) At the sole discretion of the Board of Directors, Executive may be terminated if the Executive is disabled (as defined below) and shall have been absent from her duties with the Company on a full time basis for one hundred and eighty (180) consecutive days, and, within thirty (30) days after written notice by the Company to do so, the Executive shall not have returned to the performance of her duties hereunder on a full time basis. In the event of such termination, the Company shall make to Executive the payments specified in Section 4(d). As used herein, the term "disabled" shall (i) mean that Executive is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of her position, or (ii) have the meaning specified in any disability insurance policy maintained by the Company, whichever is more favorable to the Executive.

                  (c) The Company may, by notice to Executive, terminate Executive's employment hereunder for cause. As used herein, "cause" shall mean
(i) the conviction of Executive of a felony or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or (ii) Executive's voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of Company funds in the course of her employment; or (iii) the willful refusal to carry out specific directions of the Board of Directors, which directions shall be consistent with the provisions hereof; or (iv) Executive's committing any act of gross negligence or intentional misconduct in the performance or non-performance of her duties as an employee of the Company; or (v) any material breach by the Executive of any material provision of this Agreement (other than for reasons related only to the business performance of the Company or business results achieved by Executive). For purposes of this Section 4(c), no act or failure to act on Executive's part shall be considered to be reason for termination for cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company. Upon the termination of Executive's employment for cause, the Company shall pay to Executive (x) her Base Salary accrued through the effective date of termination, payable at the time such payment is otherwise due and payable hereunder, and (y) all other amounts and benefits to which Executive is entitled, including, without limitation, vacation pay and expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of the Company in which Executive participates.




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                  (d) Executive's employment may be terminated at any time by the Company without cause; provided, however, that in such event Executive shall be entitled to receive (so long as she executes and delivers the Company's standard form of release) an amount equal to Executive's then current Base Salary for a period of eighteen months plus all other amounts and benefits to which Executive is entitled, including without limitation, expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of the Company in which Executive participates. The foregoing amounts shall be payable in one lump sum payment within ten (10) days after Executive's last day of active employment. In addition, Executive shall be entitled to continue participation in the Company's health and other welfare benefit plans, at the Company's expense, for a period of up to eighteen months or until Executive is covered by a successor employer's benefit plans, whichever is sooner.


                  (e) If (i) Executive's employment is terminated pursuant to subsections (a), (b), (d), (e) or (g)(A) of this Section 4; or (ii) a "Change in Control" of the Company (as defined in Section 4(f) below) occurs; in either case, all stock options, restricted stock, warrants, deferred compensation and similar benefits which have not yet become vested on the date of termination or the date of a Change in Control, as the case shall be, will become vested upon such event, and Executive shall be permitted to exercise all such rights in the one-hundred eighty day period immediately following Executive's date of termination (or such longer date as determined in good faith by the Company in the event securities laws prevent exercise of such rights in such period), and in the case of a Change of Control, whether or not Executive remains employed with the Company or terminates her employment in accordance with this subsection
(e). If a Change in Control event involves a tender offer for all or part of the Company's shares, the vesting date for stock options and restricted stock pursuant to this subsection (e) shall be a date which permits Executive to participate in such tender offer with such stock options or restricted shares. In addition, if a Change in Control occurs, Executive may, after such Change in Control, terminate her employment with the Company for any reason after the expiry of sixty (60) days immediately following the effective date of such Change in Control, in which event Executive shall be entitled to the payments specified in Section 4(d) above and to the other rights described elsewhere in this Agreement.

                  (f) For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if: (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of Company securities representing 30% or more of the capital stock of the Company; or (ii) individuals who constitute the Company's Board of Directors as of the date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided, however, that any person becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least 51% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for the purpose of this clause (ii), considered as though such


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person were a member of the Incumbent Board; or (iii) the Company's shareholders approve a merger or consolidation (where in either case the Company is not the survivor thereof) in which shareholders of the Company cease to own at least 51% of the surviving entity's voting power, or a sale or disposition of all or substantially all of the Company's assets or a plan of partial or complete liquidation of the Company. Notwithstanding the foregoing, a "Change in Control" shall not include events whereby any of Elan Corporation plc, Dominion Income Management Corp., Halisol S.A., AIG Global Investment Corp., Goldman Sachs &
Co., Paribas Sante SA, Perrigo Company or Warner-Lambert Company becomes the beneficial owner of Company securities representing 30% or more of the capital stock of the Company.

                  (g) Executive's employment may be terminated by the Executive,

                  (A) for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: (x) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(a) hereof, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (y) any failure by the Company to comply with any of the provisions of
                           Section 3 hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive; (z) the Company's requiring Executive to be based at any office or location other than as provided in Section 1(c) hereof; (xx) any purported termination by the Company of Executive's employment otherwise than as expressly permitted by this Agreement; or (yy) any failure by the Company to obtain an express assumption of this Agreement by a successor as required pursuant to Section 15 hereof. Upon any termination pursuant to this subsection (g), Executive shall be entitled to the payment specified in Section 4(d) hereof and to the other rights described therein (subject to her compliance therewith).

                  (B) by resignation or retirement. If Executive resigns or retires, this Agreement shall terminate as of the effective date of Executive's retirement or resignation and thereupon Executive shall be entitled solely to the payments and benefits set forth in Sections 4(c) and (l) hereof.

                  (h) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this subsection (h)) (a "Payment") would be subject to the excise tax imposed by Section 4999 of


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the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive at the time specified in subparagraph (k) below an additional amount (a "Gross-Up Payment") such that the net amount of the Gross-Up Payment retained by Executive, after deduction of all federal, state and local income tax (and any interest and penalties imposed with respect thereto), employment tax and Excise Tax on the Gross-Up Payment, shall be equal to the amount of the Excise Tax imposed on such Payment.

                  (i) For purposes of the foregoing subparagraph (h), the proper amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined in the first instance by the Company. Such determination by the Company shall be communicated in writing by the Company to Executive at least fourteen (14) days prior to the occurrence of a Change of Control. Within ten (10) days of being provided with written notice of any such determination, Executive may provide written notice to the Chairperson of the Compensation Committee of the Board of Directors of the Company of any disagreement, in which event the amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined by tax counsel mutually selected by the Company and Executive. The determination of the Company (or in the event of disagreement, the tax counsel selected) shall be final and nonreviewable.

                  (j) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax under subparagraph (h), the following principles will be applicable:

                  (A) Any payments or benefits received or to be received by Executive in connection with a termination of employment shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless in the opinion of tax counsel mutually selected by the parties pursuant to subsection (i) above, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represents reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code; and

                  (B) The value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of tax in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of tax in the state and locality of Executive's residence on the date of termination, net of the maximum reduction


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                           in federal income taxes which could be obtained from
                           deduction of such state and local taxes.

                  (k) The Payments provided for in subparagraph (h) shall be made in a cash, lump-sum payment, net of any required tax withholdings, upon the later of (i) the fifth business day following the effective date of termination, or (ii) the calculation of the amount of the Gross-Up Payment under subparagraph
(i). Any Payment required hereunder that is not made in a timely manner shall bear interest at a rate equal to the prime rate quoted on the date the payment is first overdue by Citibank N.A., New York, New York plus two percent until paid.

                  (l) Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or in any contract or agreement with the Company or any of its affiliated companies at or subsequent to the date of termination of Executive's employment for any reason shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.



                  5. CONFIDENTIAL INFORMATION.

                  (a) Executive acknowledges and agrees that the information, observations and data obtained by her while employed by the Company and its subsidiaries concerning the business or affairs of the Company or any other subsidiary ("Confidential Information") are the property of the Company or such subsidiary. Therefore, Executive agrees to keep secret and retain in the strictest confidence all Confidential Information, including without limitation, trade "know-how" secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of the Company, learned by her prior to or after the date of this Agreement, and not to disclose them to anyone outside the Company, either during or after her employment with the Company, except (i) in the course of performing her duties hereunder; (ii) with the Company's express written consent; (iii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 10 hereof), and, at the Company's expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit the Company to intervene and participate with counsel of its own choice in any related proceeding.

                  (b) Executive shall deliver to the Company at the termination of her employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the


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Confidential Information, Work Product (as defined below) or the business of the
Company or any subsidiary which she may then possess or have under her control.

                  6. INVENTIONS AND PATENTS. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or its predecessor and its subsidiaries ("Work Product") belong to the Company or such subsidiary. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after her employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

                  7. INDEMNIFICATION. The Company will indemnify Executive and her legal representatives, to the fullest extent permitted by the laws of the State of New Jersey and the existing by-laws of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Executive shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by her or her legal representatives in connection with any action, suit or proceeding to which she or her legal representatives may be made a party by reason of her being or having been a director or officer of the Company or of any of its subsidiaries or affiliates or actions taken purportedly on behalf of the Company or of any of its subsidiaries or affiliates. The Company shall advance to Executive the amount of her expenses incurred in connection with any proceeding relating to such service or function to the fullest extent legally permissible under New Jersey law. The indemnification and expense reimbursement obligations of the Company in this Section 7 will continue as to Executive after she ceases to be an officer of the Company and shall inure to the benefit of her heirs, executors and administrators. The Company shall not, without Executive's written consent, cause or permit any amendment of the Company's governing documents which would affect Executive's rights to indemnification and expense reimbursement thereunder.

                  8. NON-COMPETE, NON-SOLICITATION. Subject to Section 1(b) hereof, Executive covenants and agrees that, during the Employment Period and for a period of six months thereafter so long as she has been paid under Section 4(d) above,

                  (a) Executive shall not, directly or indirectly, as an employee, director, officer, shareholder, partner, advisor, consultant or otherwise, engage in any commercial activity or participate in any venture of any kind that directly competes with the Company with respect to the development, marketing, testing, manufacture or delivery of substantially similar pharmaceutical products within the United States. Nothing herein shall prohibit Executive from holding less than 5% of the


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                  outstanding stock of any corporation required to file periodic reports with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and the securities of which are listed on any securities exchange or quoted on the NASDAQ National Market or traded on the over-the-counter market.

                  (c) Executive shall not, directly or indirectly, through another entity (i) induce or attempt to induce any employee or director of the Company or any subsidiary to leave the employ or board of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any subsidiary and any employee or director thereof (ii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any subsidiary to cease doing business with the Company or such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary (including, without limitation, making any negative statements or communications about the Company or its subsidiaries).

                  (d) If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 8 are reasonable.

                  (e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting


                  9. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which she is bound, and (ii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that she has had the opportunity to consult with independent legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein.

                  10. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent


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by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:

                  Notices to Executive:     Norma A. Enders
                                            192 Stanhope Road
                                            Sparta, NJ 07871
                                            (973) 729-1445 (Phone)


                  Notices to the Company:   Warner Chilcott plc
                                            Rockaway 80 Corporate Center
                                            100 Enterprise Drive
                                            Rockaway, NJ 07866
                                            (973) 442-3200 (Phone)
                                            (973) 442-3316 (Fax)
                                            Attention: General Counsel

                  11. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  12. COMPLETE AGREEMENT. This Agreement constitutes the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  13. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                  14. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                  15. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her obligations hereunder


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without the prior written consent of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  16. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

                  17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

                  18. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, the making, interpretation or the breach thereof, other than (a) a claim solely for injunctive relief for any alleged breach of the provisions of Sections 5 and/or 8 as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction; and (b) the determination of Excise Tax and Gross-Up Payment pursuant to Section 4 herein; shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgement upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof and any party to the arbitration may, if she elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.

                  19. LEGAL FEES AND EXPENSES. The Company agrees to pay, as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of (a) review and/or any claims made regarding the Company's determination of Excise Tax and Gross-Up Amount pursuant to Section 4 herein, or (b) any contest brought in good faith (regardless of the outcome thereof) by the Company, the Executive or others of the validity, or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

                  20. NO MITIGATION OR SET-OFF. The provisions of this Agreement are not intended to, nor shall they be construed to require that Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of her employment by another employer or otherwise. The Company's obligations to


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
make the payments to Executive required under this Agreement, and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.


                  21. TAX WITHHOLDING. The parties agree to treat all amounts paid to Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amount payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.




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
                                                                  Execution Copy


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                        WARNER CHILCOTT PLC


                                        /s/ ROGER BOISSONNEAULT
                                        ----------------------------
                                        NAME: ROGER BOISSONNEAULT
                                        TITLE: PRESIDENT/CHIEF OPERATING OFFICER



                                        /s/ NORMA A. ENDERS
                                        -----------------------------
                                        NORMA A. ENDERS




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